Exhibit 10.1

SUBSCRIPTION AND RIGHTS AGENT AGREEMENT

This Subscription Agent and Rights Agent Agreement (the “Agreement”) is entered into as of October 30, 2025 by and between AmpliTech Group, Inc., a Nevada corporation (the “Company”), and VStock Transfer, LLC, a limited liability company incorporated under the laws of California (the “Subscription Agent”).

RECITALS

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-288863) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus therein (the “Base Prospectus”) on July 22, 2025, as amended on July 31, 2025, which was declared effective on August 4, 2025, and the Prospectus Supplement, dated October 30, 2025 (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”);

WHEREAS, pursuant to the Prospectus, the Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.001 per share (“Common Stock”) and certain eligible warrantholders who have contractual rights to participate in Rights Offering (collectively, the “Record Holders”), on November 10, 2025 (the “Record Date”), the right (each such right, a “Unit Subscription Right,” and collectively, the “Unit Subscription Rights”) to subscribe for up to a maximum aggregate of 8,000,000 units (“Units”) at a subscription price of $4.00 per Unit (the “Unit Subscription Price”), subject to aggregate Unit issuance limitations and pro rata adjustments, with each Unit consisting of (i) one share of Common Stock; (ii) one Series A common stock purchase right (the “Series A Right”); and (iii) one Series B common stock purchase right (the “Series B Right,” together with the Series A Right, the “Series Rights”), with each Series Right exercisable for one share of Common Stock;

WHEREAS, the Company desires the Subscription Agent to act on behalf of the Company, and the Subscription Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Unit Subscription Rights and Series Rights (collectively, the “Rights”);

WHEREAS, the Company desires to provide for the forms and provisions of the respective Rights, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Subscription Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Subscription Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties hereto agree as follows:

1.	Appointment of Subscription Agent. The Company hereby appoints the Subscription Agent to act as subscription and distribution agent for the Company for the Rights in connection with the Rights Offering, from and after November 10, 2025 (the “Commencement Date”), and the Subscription Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

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2.	Rights.

2.1.	Form of Right. Each Right shall be issued in registered form, or, upon request by the holder of a Right, in certificated form. Any Rights issued in certificated form shall be substantially in the form of, (i) in the case of a Unit Subscription Right, Exhibit A hereto, (ii) in the case of a Series A Right, Exhibit B-1 hereto, and (iii) in the case of a Series B Right, Exhibit B-2 hereto (each, a “Right Certificate” and collectively, the “Right Certificates”), the provisions of which are respectively incorporated herein and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or Chief Financial Officer of the Company.

2.2.	Transferability of Rights. Each Right shall be irrevocable and transferable upon the terms and conditions set forth in the Prospectus.

2.3.	Issuance of Statement. Promptly after the issuance of the Rights on book entry, Subscription Agent shall deliver a statement along with instructions (including wire instructions for payment to be sent to Escrow Agent), offering documents and the required forms for the holder to exercise the Rights.

2.4.	Issuance of Right Certificates. If so requested by the holder of a Right, the Subscription Agent shall promptly countersign and deliver the Rights Certificates to such holder. Delivery shall be by first class mail (without registration or insurance) to holders with record addresses in the United States (including its territories and possessions and the District of Columbia).

2.5.	Effect of Countersignature. Unless and until countersigned by the Subscription Agent pursuant to this Agreement, a Right Certificate shall be invalid and of no effect and may not be exchanged for Units or Common Stock, as applicable.

2.6.	Registration of Rights.

2.6.1.	Rights Register. The Subscription Agent shall maintain books for the registration of the original issuance and the registration, transfer and exchange of the (i) Unit Subscription Rights (“Unit Subscription Rights Register”) and (ii) the Series Rights (“Series Rights Register”). Upon the initial issuance of the Rights, the Subscription Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Subscription Agent by the Company.

2.6.2.	Registered Holder Prior to due presentment for registration of transfer of any Right, the Company and the Subscription Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Subscription Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Subscription Agent shall be affected by any notice to the contrary.

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2.7.	Detachability of Unit Subscription Rights. The securities comprising the Units of each Unit Subscription Right upon exercise will be issued separately and will be separately transferable immediately upon issuance.

3.	Terms and Exercise of Unit Subscription Rights.

3.1.	Subscription Price. Each Unit Subscription Right shall entitle the registered holder thereof, subject to the provisions of such Unit Subscription Right and of this Agreement, to purchase from the Company the number of Units at the subscription price stated therein (the “Unit Subscription Right Subscription Price”). No additional consideration shall be paid by a registered holder in order to receive such holder’s Common Stock upon such subscription for Units as the purchase price for such Common Stock has been included in the subscription price for the Units. In no event will the Company be required to net cash settle the Unit Subscription Rights or issue fractional Common Stock.

3.2.	Duration of Unit Subscription Rights. A Unit Subscription Right may be exercised only during the period stated therein (the “Unit Subscription Right Exercise Period”) and shall expire on the expiration date set forth therein (“Unit Subscription Right Expiration Date”). Each Unit Subscription Right not exercised on or before the Unit Subscription Right Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3.	Acceptance. The Subscription Agent is hereby authorized and directed to receive exercises of Unit Subscription Rights on behalf of the Company throughout the Exercise Period.

3.4.	Exercise of Unit Subscription Rights.

3.4.1.	Exercise and Payment. A registered holder may exercise a Unit Subscription Right on the terms stated therein and pursuant to the payment instruction provided therein subject to any aggregate Unit limitations in the Rights Offering and pro rata adjustments (a “basic subscription”).

3.4.2.	Oversubscription Privilege. If any Unit Subscription Rights available for purchase pursuant to the Rights Offering are not subscribed for by Record Holders pursuant to the basic subscription, the Subscription Agent shall allot such Units to Rights Holders who have properly subscribed for such shares pursuant to an over-subscription privilege on the terms and subject to the conditions set forth in the Prospectus, including as to proration calculations which shall be reviewed and confirmed by the Company or its agent (the “Oversubscription Privilege”).

3.4.3.	Acceptance of Unit Subscription Exercises. As promptly as practicable after the Subscription Agent receives each registered owner’s exercise instructions of a Unit Subscription Right (the “Instruction”), the Subscription Agent shall determine whether the registered owner’s sending such Instruction has properly completed and executed such forms and has submitted the correct payment to the Company’s prescribed escrow account for (i) the number of Units acquired pursuant to the basic subscription; and (ii) the number of Units, if any, acquired pursuant to the Oversubscription Privilege. If such form is not properly completed, is unexecuted or, if such registered holder did not send the correct payment amount to the prescribed escrow account, then the Subscription Agent will send a notice to such registered holder instructing such registered holder to amend its Instruction or submit the proper payment amount, as the case may be. If such registered holder does not amend its Instruction or submit the proper payment amount, as the case may be, by the Expiration Date, such registered holder right to purchase Unit Subscription Rights in the Rights Offering shall be deemed to be unexercised.

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The Subscription Agent shall, on each business day following Subscription Agent’s first receipt of any exercise instruction of a Unit Subscription Right by a registered holder, advise the Company in respect of (a) the Units issuable as to the number of Unit Subscription Rights exercised in accordance with the terms and conditions of this Agreement, and subject to any aggregate Unit limitations in the Rights Offering and pro rata adjustments, (b) the instructions of each registered holder with respect to delivery of the Units issuable upon such exercise, if applicable, (c) the balance, if any, of the Unit Subscription Rights remaining after such exercise, (d) confirmation of the amount of payment received in connection with the exercise of the Unit Subscription Rights, including any excess to be refunded by the Company to such registered holder, provided that the escrow agent has made such information available to the Subscription Agent, and (e) such other information as the Company shall reasonably require.

As promptly as possible following the Unit Subscription Right Expiration Date, the Subscription Agent shall advise the Company of (I) the number of Units acquired pursuant to the basic subscription, including any adjustments made subject to any aggregate Unit limitations in the Rights Offering and pro rata adjustments; (II) the number of Units, if any, acquired pursuant to the Oversubscription Privilege, including any adjustments made subject to any aggregate Unit limitations in the Rights Offering and pro rata adjustments, and (III) the number of Units, if any, unacquired. Such pro rata adjustments, if applicable, to the basic subscription and/or the Oversubscription Privilege shall be reviewed and confirmed by the Company.

3.4.4.	Issuance of Units. Within three (3) business days following the Unit Subscription Expiration Date, the Subscription Agent shall send a confirmation to each registered holder who exercised their Unit Subscription Rights. The date of the confirmation is referred to as the “Confirmation Date.” The confirmation will show (i) the number of Units acquired pursuant to the basic subscription; (ii) the number of Units, if any, acquired pursuant to the Oversubscription Privilege; (iii) the per Unit and total Subscription Price for the Units; and (iv) any additional amount payable by such registered holder to the Company or any excess to be refunded by the Company through its escrow agent to such registered holder . Any additional payment required from a registered holder must be received by the Company prior to 5:00 p.m., New York City time, on the date specified as the deadline for final payment for Units, and any excess payment to be refunded by the Company to such registered holder will be refunded within ten (10) business days after the Confirmation Date. The Subscription Agent shall not issue Units subscribed for until receipt of payment in full therefor in the Company’s prescribed escrow account has been confirmed by the Subscription Agent.

The Common Stock and Series Rights purchased pursuant to the Unit Subscription Rights will be delivered to subscribers in book-entry form, or, in the case of the Series Rights, in certificated form upon request by the subscriber, as soon as practicable after the Expiration Date and after all allocations have been conducted.

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4.	Terms and Exercise of Series Rights.

4.1.	Subscription Price. Each Series Right shall entitle the registered holder thereof, subject to the provisions of such Series Right and of this Agreement, to purchase from the Company the number of shares of Common Stock at the respective subscription price stated therein (the “Series Right Subscription Price”). In no event will the Company be required to net cash settle the Series Rights or issue fractional Common Stock.

4.2.	Duration of Series Rights. A Series Right may be exercised only during the period (“Series Right Subscription Period”) stated therein (“Series Right Expiration Date”). Each respective Series Right not exercised on or before the respective Series Right Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the respective Series Right Expiration Date.

4.3.	Exercise of Series Rights.

4.3.1.	Exercise and Payment. A registered holder may exercise a Series Right on the terms stated therein and pursuant to the payment instruction provided therein.

4.3.2.	Acceptance of Series Rights Exercises. As promptly as practicable after the Subscription Agent receives each registered owner’s exercise instructions of a Series Right (the “Series Right Instruction”), the Subscription Agent shall determine whether the registered owner’s sending such Series Right Instruction has properly completed and executed such forms and has submitted the correct payment to the Company’s prescribed escrow account for the number of Common Stock to be acquired. If such form is not properly completed, is unexecuted or, if such registered holder did not send the correct payment amount to the prescribed escrow account, then the Subscription Agent will send a notice to such registered holder instructing such registered holder to amend its Series Right Instruction or submit the proper payment amount, as the case may be. If such registered holder does not amend its Series Right Instruction or submit the proper payment amount, as the case may be, by the Expiration Date, such registered holder right to purchase Unit Subscription Rights in the Rights Offering shall be deemed to be unexercised.

The Subscription Agent shall, on each business day following Subscription Agent’s first receipt of any exercise instruction of a Series Right by a registered holder, advise the Company in respect of (a) the number of Common Stock issuable as to the number of Series Rights exercised in accordance with the terms and conditions of this Agreement (b) the instructions of each registered holder with respect to delivery of the Common Stock issuable upon such exercise, if applicable, (c) the balance, if any, of the Series Rights remaining after such exercise, and (d) confirmation of the amount of payment received in connection with the exercise of the Series Right, including any excess to be refunded by the Company to such registered holder, provided that the escrow agent has made such information available to the Subscription Agent, and (e) such other information as the Company shall reasonably require.

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As promptly as possible following the applicable Series Rights Expiration Date, the Subscription Agent shall advise the Company of the total number of Common Stock acquired during the applicable Series Rights Exercise Period.

4.3.3.	Issuance of Common Stock. The Common Stock acquired pursuant to the Series Rights will be delivered to subscribers in book-entry form only as soon as practicable after the Series Rights Expiration Date.

4.3.4.	No Fractional Exercise. Series Rights may be exercised only in whole numbers of shares of Common Stock.

5.	Transfer and Exchange of Rights.

5.1.	Registration of Transfer. The Subscription Agent shall register the transfer, from time to time, of any outstanding Right upon the respective Rights Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Subscription Agent.

5.2.	Procedure for Surrender. Rights may be surrendered to the Subscription Agent, together with a written request for exchange or transfer, and thereupon the Subscription Agent shall issue in exchange therefor one or more new Rights, as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights.

5.3.	Execution and Countersignature. The Subscription Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, certificated Rights required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Subscription Agent, will supply the Subscription Agent with certified Rights duly executed on behalf of the Company for such purpose.

6.	Other Provisions Relating to Rights.

6.1.	No Rights as Stockholder. Until the exercise of a Right for Common Stock as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2.	Lost, Stolen, Mutilated, or Destroyed Certificate. If any certificate is lost, stolen, mutilated, or destroyed, the Company and the Subscription Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated certificate, include the surrender thereof), issue a new certificate of like denomination, tenor, and date as the certificate so lost, stolen, mutilated, or destroyed. Any such new certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed certificate shall be at any time enforceable by anyone.

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6.3.	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Stock that will be sufficient to permit the exercise of all outstanding Rights issued pursuant to this Agreement.

7.	Concerning the Subscription Agent and Other Matters.

7.1.	Compensation and Expenses. The Company shall pay to the Subscription Agent compensation in accordance with the fee schedule attached as Schedule 1 hereto, regardless of whether any Rights are subscribed for, for the Right Agent’s services hereunder.

7.2.	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Subscription Agent in respect of the issuance or delivery of Common Stock upon the exercise of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares of Common Stock upon the exercise of Rights.

7.3.	Resignation, Consolidation, or Merger of Subscription Agent.

7.3.1.	Appointment of Successor Subscription Agent. The Subscription Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Subscription Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Subscription Agent in place of the Subscription Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Subscription Agent, then the Right Agent may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Subscription Agent at the Company’s cost. Any successor Subscription Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Subscription Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Subscription Agent with like effect as if originally named as Subscription Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Subscription Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Subscription Agent all the authority, powers, and rights of such predecessor Subscription Agent hereunder; and upon request of any successor Subscription Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Subscription Agent all such authority, powers, rights, immunities, duties, and obligations.

7.3.2.	Notice of Successor Subscription Agent. In the event a successor Subscription Agent shall be appointed, the Company shall give notice thereof to the predecessor Subscription Agent not later than the effective date of any such appointment.

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7.3.3.	Merger or Consolidation of Subscription Agent. Any corporation into which the Subscription Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Subscription Agent shall be a party shall be the successor Subscription Agent under this Agreement without any further act.

7.4.	Liability of Subscription Agent.

7.4.1.	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Subscription Agent. The Subscription Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.	Indemnity. The Subscription Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Subscription Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Subscription Agent in the execution of this Agreement except as a result of the Subscription Agent’s gross negligence, willful misconduct, or bad faith. Anything in this Agreement to the contrary notwithstanding, in no event shall Subscription Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Subscription Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Subscription Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Subscription Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

7.4.3.	Exclusions. The Subscription Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof, if applicable); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Stock to be issued pursuant to this Agreement or any Right or as to whether any Common Stock will, when issued, be valid and fully paid and nonassessable.

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7.5.	Acceptance of Agency. The Subscription Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

7.6.	Waiver. The Subscription Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Escrow Account (as defined in that certain Subscription Escrow Agreement, dated as of October 30, 2025, by and among the Company, Moody Capital Solutions, Inc., and Citizens Bank, N.A., a national banking association acting through its Institutional Services Group as escrow agent thereunder) (“Escrow Agent”) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Escrow Account for any reason whatsoever. This section shall survive any termination of this Agreement.

8.	Miscellaneous.

8.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Subscription Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.	Termination. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until thirty (30) days following the Expiration Date, or, in the event that Unit Subscription Rights have been exercised in the Rights Offering, the later of the applicable Series Rights Expiration Date. In the event of early termination, Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed provided, that no failure by Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of the Subscription Agent as agent hereunder. Upon termination of the Agreement, the Subscription Agent shall retain a copy of all canceled Subscription Certificates and related documentation as required by applicable law; all documentation and information related to the services performed under the Agreement shall be promptly delivered to the Company.

8.3.	Assignment. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.

8.4.	Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Subscription Agent or by any registered holder to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Subscription Agent), as follows:

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if to the Subscription Agent, to:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn:

Email:

if to the Company

AmpliTech Group, Inc.

155 Plant Avenue Hauppauge

New York NY 11788

Attn: Fawad Maqbool, Chief Executive Officer and President

Email: fmaqbool@amplitechgroup.com

with a copy, which shall not constitute notice, to:

Lewis Brisbois Bisgaard & Smith LLP

45 Fremont St Suite 3000

San Francisco, CA 94105

Attn: Daniel Eng

Email: daniel.eng@lewisbrisbois.com

8.5.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

8.6.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7.	Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8.	Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect rights interest of the registered holders hereunder.

8.9.	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.10.	Other Agreements. Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

AmpliTech Group, Inc.

By:
Name:	Fawad Maqbool
Title:	Chief Executive Officer and President

VStock Transfer, LLC

By:
Name:
Title:

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Schedule 1

FEE SCHEDULE

Service as Subscription Agent for Rights:

DTC eligibility for Rights:

Processing Fees:

[Any other fees]

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EXHIBIT A

FORM OF RIGHT CERTIFICATE

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EXHIBIT B-1

FORM OF SERIES A RIGHT CERTIFICATE

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EXHIBIT B-2

FORM OF SERIES B RIGHT CERTIFICATE

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